Exhibit 10.16

Aebi Schmidt Holding AG Leutschenbachstrasse 52 | CH-8050 Zürich Telefon: +41 44 308 58 00 | Fax: +41 44 308 58 30 www.aebi-schmidt.com

Aebi Schmidt Holding AG

Leutschenbachstrasse 52 | CH-8050 Zürich

Steffen Schewerda
CEO North America

Zurich, March 28, 2025

Salary Adjustment

Dear Steffen

In order to express our appreciation for your contribution to the Aebi Schmidt Group and your great leadership, we are glad to inform you that we have decided to amend your annual base salary to

USD 450,000.— (previous USD 400,000. —)

as of 1st April 2025. Your base salary will be paid out monthly, 12 times a year at the end of every month.

We are looking forward to a continued successful collaboration.

Best regards,

Aebi Schmidt Holding AG

/s/ Andreas Rickenbacher	/s/ Barend Fruithof
Andreas Rickenbacher	Barend Fruithof
Chairman Nomination &	Group CEO
Compensation Committee